Exhibit (a)(3)

THRESHOLD PHARMACEUTICALS, INC.

QUESTION AND ANSWER DOCUMENT

FOR EMPLOYEES, CONSULTANTS, EXECUTIVE OFFICERS AND DIRECTORS

OF THRESHOLD PHARMACEUTICALS, INC.

The following are answers to some of the questions that you may have about the Option Exchange Program. We urge you to read carefully the Offer to Exchange document because the information in this summary is not complete, and additional important information is contained in the Offer to Exchange document. We have included section references to the Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for 2008, and the proxy statement distributed in connection with our Annual Stockholder Meeting held on May 13, 2008, as these documents contain important financial information and other relevant information about us. Copies of our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for 2008 are included with the Offer to Exchange. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See “The Offer to Exchange: Section 16, Additional Information.”

The safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements made in connection with this Offer.

Questions About the Option Exchange Program

19.	When Will the Replacement Options Vest?	3

20.	When Will the Replacement Options Expire?	3

21.	Can I Change My Mind After I’ve Elected to Participate in the Offer and Keep My Current Options?	3

22.	Why Can’t Threshold Just Grant Me More Options Without My Current Options Being Cancelled?	3

23.	Will I Have to Pay Taxes if I Exchange My Current Options?	4

24.	What Happens if Threshold Merges Into or Is Acquired By Another Company?	4

25.	When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?	4

26.	What Do I Need to Do If I Want to Participate In the Offer?	4

27.	Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?	4

28.	Who Should I Contact if I Have Additional Questions?	5

Questions About the Option Exchange Program

1. What Is the Option Exchange Program?

The Option Exchange Program (sometimes referred to herein as the “Offer”) is a voluntary program that offers eligible employees, consultants, executive officers and directors of Threshold the opportunity to make a one-time election to cancel certain outstanding stock options (the “Current Options”) under the Threshold Pharmaceuticals, Inc. 2004 Amended and Restated Equity Incentive Plan (the “Plan”) and exchange them for an equal number of new unvested stock options (the “Replacement Options”) at a new exercise price. The Replacement Options will have a new vesting schedule, thus requiring employees, consultants and executive officers to continue their employment with, or service to, us to realize any benefit from the Replacement Options. The period during which you may determine whether to accept our offer to participate in the program (the “Offering Period”) opened on January 12, 2009, and will close at 5:00 p.m. Pacific Standard Time on February 12, 2009 (the “Expiration Date”), unless the Offering Period is extended. If you decide to participate in the Offer and your tender is accepted by us, your Current Options tendered for exchange will be cancelled on the first business day following the Expiration Date (the “Cancellation Date”). The Replacement Options will be granted on or about the date after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we currently expect the Grant Date to be on or about February 16, 2009.

2. Why Are We Implementing the Program?

Our Board of Directors approved this program to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect that would be created by the issuance of new options to employees, consultants, executive officers and directors with exercise prices at current fair values in addition to existing options that have exercise prices substantially above the current market price of our common stock. (See Section 3 of Part II of the Offer to Exchange.)

3. Do I Have to Participate in the Program?

No, the program is strictly voluntary. Eligible employees, consultants, executive officers and directors have a window of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time. The Offering Period began on January 12, 2009, and we currently anticipate that it will close at 5:00 p.m. Pacific Standard Time on February 12, 2009.

4. Who is Eligible to Participate?

We are offering the Option Exchange Program to all of our existing employees, consultants, executive officers and directors who, as of the start of the Offering Period, hold eligible stock options, whether vested or unvested (“Eligible Persons”). (See Section 1 of Part II of the Offer to Exchange.)

Additionally, an employee, consultant, executive officer or director who tenders his or her options for exchange will receive Replacement Options in exchange only if he or she is employed by us, or is providing service to us, on the date that the Replacement Options are granted.

5. What Securities Are We Offering to Exchange?

We are offering to exchange any outstanding, unexercised options to purchase shares of our common stock granted between February 10, 2005 and December 31, 2008 under the Plan, whether vested or unvested, and held by Eligible Persons. (See Section 2 of Part II of the Offer to Exchange.)

6. If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?

No. Eligible Persons may elect to exchange, on a grant-by-grant basis, eligible options as they like. However, Eligible Persons may not partially tender an individual option grant. (See Section 2 of Part II of the Offer to Exchange.)

7. May I Tender Options that I Received in Connection with the 2006 Option Exchange Program?

Yes. You may tender any options that you may have received on or about September 27, 2006 in connection the prior option exchange program, so long as these options are otherwise eligible to be tendered in the Offer.

8. Will the Company Offer a Similar Option Exchange Program in the Future?

There can be no assurance that the Company will offer another option exchange program in the future.

9. May I Tender Options that I Have Already Exercised?

No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. (See Section 2 of Part II of the Offer to Exchange.)

10. How Can I Find Out the Details of My Options that are Eligible for the Offer?

If you haven’t already, you will soon receive a personal stock option statement from Threshold detailing your outstanding options that are eligible for the Option Exchange Program.

11. What if I Quit or Am Terminated Prior to the End of the Offering Period?

If you are not employed by, or providing services to, Threshold on the Expiration Date, you will not be an Eligible Person and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to the effective date of your termination (but prior to the end of the Offering Period), your tender will be automatically withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

12. What if I Quit or Am Terminated After the Expiration of the Offering Period but Prior to the Grant of the Replacement Options?

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you cease to be an employee, consultant, executive officer or director of Threshold, you will not receive any Replacement Options and your Current Options will not be cancelled and will be promptly returned to you. This rule applies regardless of the reason for your termination of employment - i.e., whether it is a result of voluntary resignation, involuntary termination, retirement, death or disability. (See Section 6 of Part II of the Offer to Exchange.)

13. What if I Am on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?

Employees, consultants, executive officers and directors who are on authorized leaves of absence will have the same opportunity to participate in the Offer as other employees, consultants, executive officers and directors. However, if you are on a leave at any point in the process, you will need to keep Threshold’s Senior Director, Finance and Controller, Joel A. Fernandes, informed as to how best to contact you (e.g., e-mail, U.S. mail) so that notices regarding the Offer will reach you in a timely fashion. Please note that if you elect to participate in the Offer and your employment with or service to Threshold terminates at any time after the end of the Offering Period, but prior to the grant of Replacement Options, you will forfeit any options that you sought to exchange and you will not receive Replacement Options. Generally speaking, you will have the standard ninety (90) days following termination to exercise any vested options that you did not elect to exchange.

14. What if I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?

You are eligible to participate in the Offer even if during the Offering Period you change your place of residence to a country other than the United States.

15. How Many Replacement Options Will I Receive in Exchange for My Current Options?

The number of shares subject to a Replacement Option will be the same number of shares of common stock that you tendered pursuant to a Current Option. For example, if you exchange a partially vested Current Option with respect to 1,000 shares of common stock, the Current Option will be replaced with an unvested Replacement Option to acquire 1,000 shares of common stock. (See Section 2 of Part II of the Offer to Exchange.)

16. What Happens if I Choose Not to Participate in the Offer?

If you choose not to tender any of your Current Options for exchange, your Current Options will remain outstanding and retain their current exercise prices and other current terms.

17. When Will I Receive My Replacement Options?

We will grant the Replacement Options promptly after the date we cancel the Current Options accepted for exchange. If we cancel the tendered Current Options on Friday, February 13, 2009, which is the date we currently anticipate, we expect the Replacement Options will be granted on or about Monday, February 16, 2009. You must continue to be an Eligible Person of Threshold on the Grant Date to be eligible to receive the Replacement Options. (See Section 6 of Part II of the Offer to Exchange.)

18. What Will the Exercise Price of the Replacement Options Be?

The Replacement Options will have an exercise price equal to the closing sales price of our common stock on the Grant Date. The Replacement Options may have a higher exercise price than some or all of your Current Options that are cancelled. (See Section 8 of Part II of the Offer to Exchange.)

19. When Will the Replacement Options Vest?

Each Replacement Option, including all Replacement Options issued in exchange for Current Options that are fully vested as of the Cancellation Date, will be entirely unvested on the Grant Date. Each Replacement Option will vest pro-rata on a monthly basis such that each Replacement Option will be fully vested on the later of (a) January 12, 2010 and (b) the same date as the Current Option would have become fully vested had it not been exchanged, subject to the Eligible Person’s continued service with the Company.

Example: Assume an Eligible Person tenders a partially vested Current Option to purchase 10,000 shares of Threshold common stock that, in accordance with its original vesting schedule, would have become fully vested on March 1, 2012. The Replacement Option will be entirely unvested on the Grant Date but will vest pro-rata on a monthly basis such that on March 1, 2012, all 10,000 shares subject to the Replacement Option will be vested, subject to the Eligible Person’s continued service with the Company.

Example: Assume an Eligible Person tenders a fully vested Current Option to purchase 8,000 shares of Threshold common stock. The Replacement Option will be entirely unvested on the Grant Date but will vest pro-rata on a monthly basis such that on January 12, 2010, all 8,000 shares subject to the Replacement Option will be vested, subject to the Eligible Person’s continued service with the Company.

20. When Will the Replacement Options Expire?

The expiration date, or term, of an option is the length of time during which it may be exercised. Replacement Options will maintain their original term. For example, if you have a Current Option with a ten (10) year term that you elect to exchange and, at the time the Replacement Option is granted, one (1) year has passed since you received the original grant, the Replacement Option will have a term of nine (9) years. (See Section 8 of Part II of the Offer to Exchange.) Of course, as is true for your Current Options, your Replacement Options can terminate earlier in certain circumstances. For example, if your employment or service terminates for other than death or disability, your vested options typically expire after ninety (90) days if they are not exercised prior to that time.

21. Can I Change My Mind After I’ve Elected to Participate in the Offer and Keep My Current Options?

Although you may withdraw your tendered Current Option prior to the close of the Offering Period (see Question 25), once the Offering Period closes (which we currently anticipate will occur on February 12, 2009), your election to participate is irrevocable. (See Section 5 of Part II of the Offer to Exchange.)

22. Why Can’t Threshold Just Grant Me More Options Without My Current Options Being Cancelled?

We strive to balance the need for a competitive compensation package for our employees, consultants, executive officers and directors with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of Replacement Options would be dilutive to our stockholders.

23. Will I Have to Pay Taxes if I Exchange My Current Options?

If you exchange your Current Options for Replacement Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange in the U.S. Further, at the Grant Date of the Replacement Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes. (See Section 13 of Part II of the Offer to Exchange.)

However, all Eligible Persons should consult with their own personal tax advisor regarding their personal situation before deciding whether to participate in the Option Exchange Program.

24. What Happens if Threshold Merges Into or Is Acquired By Another Company?

If we merge into or are acquired by another company prior to the end of the Offering Period, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options.

If a merger or similar agreement is effective after the grant of the Replacement Options, the Replacement Options will be subject to the change of control provisions under the Plan. The Plan provides that, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all of the shares subject to each outstanding option shall become vested and exercisable, unless the acquiring company assumes or substitutes the outstanding option.

25. When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?

We currently expect the Offering Period to expire on February 12, 2009, at 5:00 p.m., Pacific Standard Time, unless we extend the Offering Period. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If the Offering Period is extended, we will make an announcement of the extension no later than 9:00 a.m., Pacific Standard Time, on the first business day immediately following the previously scheduled Expiration Date. If the Offering Period is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the Replacement Options will be delayed. (See Section 2 of Part II of the Offer to Exchange.)

26. What Do I Need to Do If I Want to Participate In the Offer?

To participate in the Offer, you must properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Suite 500, Redwood City, California 94063 (attn: Senior Director, Finance and Controller) by 5:00 p.m., Pacific Standard Time, on February 12, 2009. Absolutely no late forms will be accepted. (See Section 4 of Part II of the Offer to Exchange.)

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT E-MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

We will strictly enforce the Offer Period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine, in our sole discretion, are unlawful to accept. Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept and subsequently cancel all options properly tendered for exchange.

27. Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?

You can withdraw any options that you previously tendered for exchange at any time before 5:00 p.m., Pacific Standard Time, on February 12, 2009. If we extend the Offering Period beyond that time, you can withdraw your options elected for exchange at any time until the extended Expiration Date. (See Section 5 of Part II of the Offer to Exchange.)

To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. We must receive the notice of withdrawal at Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Suite 500, Redwood City, California 94063 (attn: Senior Director, Finance and Controller), before the Expiration Date. Once you have withdrawn options, you can re-elect to exchange eligible Current Options only by again following the delivery procedure described in Question 24 before the Expiration Date.

28. Who Should I Contact if I Have Additional Questions?

We will be conducting one or meetings with Eligible Persons to answer your questions about the Option Exchange Program and address your concerns. We will hold a meeting on Thursday, January 15, 2009 at 1:00 p.m., Pacific Standard Time, at Threshold’s principal executive offices located at 1300 Seaport Boulevard, Suite 500, Redwood City, California to explain the program in detail and to answer any questions. Additional meetings will be scheduled if needed.

Otherwise, please direct any questions or requests for additional copies of documents referred to in these materials to Threshold’s Senior Director, Finance and Controller, Joel A. Fernandes, by e-mail at jfernandes@thresholdpharm.com or by telephone at (650) 474-8200. Please note, however, that nobody at Threshold, including Mr. Fernandes, can provide you with any advice regarding whether you should participate in the Option Exchange Program.

END OF QUESTION AND ANSWER DOCUMENT